Exhibit 99.1

FOR IMMEDIATE RELEASE

MCBC Holdings, Inc. Appoints TJ Chung to Board of Directors

VONORE, Tenn. December 23, 2016 (GLOBE NEWSWIRE) — MCBC Holdings, Inc. (NASDAQ: MCFT) today announced that Tzau-Jin (TJ) Chung  has been appointed to the Company’s Board of Directors as an independent director, effective December 21, 2016.  Mr. Chung will also serve on the Compensation Committee.

In May 2016, Mr. Chung retired as President of Teletrac Navman, a global market leader in commercial fleet and asset management solutions and a Danaher Operating Company. Mr. Chung was previously CEO, President, and Director of the Board of Navman Wireless Holdings prior to the company’s acquisition by Danaher. Mr. Chung assumed this position in mid-2007 upon the acquisition of Navman Wireless from the New Technologies Division of Brunswick Corporation. Previously, Mr. Chung served as President of the New Technologies Division of Brunswick Corporation from 2002 to 2007. Prior to that, he served as Vice President - Strategy of Brunswick Corporation, where he was responsible for corporate-wide strategic planning, mergers and acquisition and information technology.

Mr. Chung earned his bachelor’s degree in science, electrical and computer engineering from the University of Texas at Austin. He also holds a Master of Science degree in computer science from North Carolina State University and a Master of Business Administration degree from the Fuqua School of Business at Duke University.

The Company also announced that Joseph M. Deignan, a member of the Company’s Board of Directors since 2009 and currently a Partner with Wayzata Investment Partners LLC, and Christopher Keenan, a member of the Company’s Board of Directors since 2009 and currently a Principal with Wayzata Investment Partners LLC, resigned from the Board effective December 21, 2016.

“Joe and Chris have contributed enormously to the success of MasterCraft. We are grateful for their dedication, service and valuable contributions to the Board,” said Frederick A. Brightbill, Chairman of the Board of Directors.

About MCBC Holdings, Inc.

Headquartered in Vonore, Tenn., MCBC Holdings, Inc. (NASDAQ:MCFT) is the parent of MasterCraft Boat Company, a world-renowned innovator, designer, manufacturer, and marketer of premium performance sport boats. Founded in 1968, MasterCraft has cultivated its iconic brand image through a rich history of industry-leading innovation, and more than four decades after the original MasterCraft made its debut the company’s goal remains the same — to continue building the world’s best ski, wakeboard, wakesurf and luxury performance powerboats. For more information, visit www.mastercraft.com.

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CONTACT:

Tim Oxley

Chief Financial Officer

(423) 884-2221

Tim.Oxley@mastercraft.com

Matt Sullivan

(612) 455-1709

Matt.Sullivan@padillacrt.com